UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2009

PSIVIDA CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51122	26-2774444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Pleasant Street

Watertown, MA 02472

(Address of Principal Executive Offices) (Zip Code)

(617) 926-5000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2009, the Board of Directors (the “Board”) adopted an Annual Bonus Plan (the “Bonus Plan”). The Bonus Plan is effective beginning fiscal year 2010 and for subsequent fiscal years until terminated by the Board. Each of the Company’s key employees, including its executive officers, will participate in the Bonus Plan. Under the Bonus Plan, at the end of each fiscal year the Board, in its sole discretion, will determine whether a participant receives a bonus for that fiscal year and, if so, the amount of such bonus. Each year, under the Bonus Plan, the Board will set a target and a maximum total bonus as a percentage of base salary. In addition, each year the Board will approve Company goals, including a weighting for each goal, and will set such other guidelines as may be useful to assist the Board in its determination of each participant’s bonus, although such Company goals and guidelines are not determinative of the bonus actually granted to an executive officer. Any bonus earned under the Bonus Plan is payable as soon as practicable after the determination of the bonus. The bonuses may be paid in cash, equity or equity incentives, or any combination thereof, awarded under the pSivida Corp. 2008 Incentive Plan, as determined by the Board.

The Board of Directors set the following target total bonus percentage (expressed as a percentage of annual base salary) for each executive officer for fiscal year 2010 and determined that each executive officer is eligible to earn up to 120% of such target total bonus percentage:

Dr. Paul Ashton	50%
Ms. Lori Freedman	30%
Mr. Leonard Ross	25%

The Board also approved product development, finance and corporate development related performance goals for fiscal year 2010 to assist the Board in its determination of each executive officer’s bonus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSIVIDA CORP.

Date: November 25, 2009	By:	/S/ LORI FREEDMAN
Lori Freedman, Vice President, Corporate Affairs, General Counsel and Secretary